Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS 12% SALES INCREASE FOR SECOND-QUARTER

Increases Quarterly Dividend

MONROE, Mich., November 28, 2018—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2019 second quarter ended October 27, 2018.

During the second quarter of fiscal 2019 versus last year’s second quarter:

•                  Consolidated sales increased 11.7% to $439.3 million on solid core growth and the addition of recent acquisitions

•                  Written same-store sales for the 353-store La-Z-Boy Furniture Galleries® network increased 4.4%, the seventh consecutive quarterly increase

•                  Delivered same-store sales for the company-owned retail segment increased 4.0%

•                  Consolidated operating income:

•                  GAAP: $28.5 million versus $34.3 million

•                  Non-GAAP*: $32.2 million versus $35.0 million**

•                  Consolidated operating margin:

•                  GAAP: 6.5% versus 8.7%

•                  Non-GAAP*: 7.3% versus 8.9%**

•                  Net income attributable to La-Z-Boy Incorporated per share (“EPS”):

•                  GAAP: $0.42 per diluted share versus $0.47 per diluted share

•                  Non-GAAP*: $0.48 per diluted share versus $0.48 per diluted share**

*Non-GAAP amounts for the second quarter of fiscal 2019 exclude purchase accounting charges totaling $3.9 million, with $3.7 million included in operating income and $0.2 million included in interest expense, or $0.06 per diluted share. Non-GAAP amounts for the second quarter of fiscal 2018 exclude purchase accounting charges totaling $0.7 million, all included in operating income, or $0.01 per diluted share.

**Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating Non-GAAP measures used in this press release and a reconciliation to the applicable GAAP measure.

For the second quarter of fiscal 2019, consolidated sales increased 11.7% to $439.3 million on solid base business growth as well as consolidation of recent acquisitions.  Consolidated GAAP operating margin was 6.5% versus 8.7% in the prior-year quarter. Excluding purchase accounting charges, Non-GAAP operating margin was 7.3% in the second quarter of the current year versus 8.9% in the second quarter of last year. The decline in operating margin was driven primarily by the Upholstery segment, as well as an increase of approximately 60 basis points for higher incentive compensation expense in the current quarter.

Sales in the company’s Upholstery segment increased 4% to $317.1 million and GAAP operating margin was 10.1% compared with 11.0% in last year’s second quarter. Non-GAAP Upholstery operating margin was 10.2% in the current-year quarter vs. 11.1% in last year’s second quarter. Operating margin declined, as price increases taken over the last year to counter increased raw material costs were more than offset by changes in product mix and inflationary pressures in our supply chain, including procurement, manufacturing operations and logistics. In the Casegoods segment, sales increased 11.8% to $31.4 million in the second quarter of fiscal 2019 and GAAP operating margin increased to 12.0% from 11.8% in the prior-year period, driven by a strong portfolio of on-trend collections, a reliable in-stock position and quick ship times.

Sales in the Retail segment increased 19.7% to $139.7 million in the second quarter of fiscal 2019 reflecting strong results for the core stores as well as $16.8 million of sales from acquisitions.  On the core base of 141 stores included in last year’s second quarter, delivered same-store sales increased 4.0%. GAAP operating margin for the Retail segment improved to 4.7% from 3.3% in last year’s second quarter. Non-GAAP Retail operating margin was 5.4% in the current-year quarter compared with 3.6% in last-year’s second quarter, driven by both delivered same-store sales and the profitability of the Arizona market, acquired early in the second quarter of fiscal 2019.

GAAP EPS for the fiscal 2019 second quarter was $0.42 per diluted share versus $0.47 per diluted share in the prior-year period. Non-GAAP EPS was $0.48 per diluted share in the current-year quarter, unchanged from the comparable fiscal 2018 second quarter. The fiscal 2019 quarter included higher incentive compensation costs of approximately $0.05 per share versus last year. The prior-year EPS included a $0.02 per share benefit from an insurance gain and a $0.03 per share benefit for discrete tax items, and fiscal 2019 includes a $0.05 per share benefit from lower income taxes when compared with fiscal 2018, as Tax Reform (2017 Tax Cut and Jobs Act) had not been enacted as of the end of the company’s fiscal 2018 second quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Solid across-the-board sales increases demonstrate the fundamental strength of our various brands, core manufacturing capabilities and retail business, even as we contend with record-high commodity costs and tariff headwinds.  In addition, we are pleased with the progress of our recent acquisitions.  Arizona is already contributing to top-line and Non-GAAP bottom-line results. Additionally, we are excited by the potential of Joybird with its proven ability to reach younger consumers through the e-commerce channel and our plans to leverage existing La-Z-Boy domestic manufacturing facilities to fuel Joybird’s growth and drive cost synergies.”

Acquisitions

During the quarter the company closed on the acquisition of Joybird and 10 La-Z-Boy Furniture Galleries® stores — nine in Arizona and one in North Dartmouth, Massachusetts.

During the second quarter the company recorded $3.9 million of purchase accounting charges, with $2.7 million of these charges related to the Joybird acquisition, including $2.5 million in operating income which is reported as part of Corporate & Other and $0.2 million in interest expense, and approximately $1.0 million related to the Arizona and North Dartmouth acquisitions, which are reported as part of the company’s Retail segment. The remaining $0.2 million of purchase accounting charges, as well as the $0.7 million of purchase accounting charges recorded in the prior-year period, are related to previous acquisitions that closed prior to the second quarter of fiscal 2019.  These items are treated as Non-GAAP adjustments and are discussed further at the end of this press release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Joybird and the acquired La-Z-Boy Furniture Galleries® stores are key strategic acquisitions for the company and are intended to drive long-term growth and profitability. On a Non-GAAP basis, the combined entities are expected to be slightly accretive to profit by the end of fiscal 2019. The company expects purchase accounting charges to be approximately $0.12 to $0.14 per diluted share for the full fiscal 2019 year.

Balance Sheet and Cash Flow

During the quarter, the company generated $13.9 million in cash from operating activities. La-Z-Boy ended the quarter with $93.9 million in cash and cash equivalents, $29.8 million in investments to enhance returns on cash, and $2.0 million in restricted cash. The company used $85.6 million for the Joybird and the La-Z-Boy Furniture Galleries® store acquisitions payments made during the quarter, with $7.5 million reported as a use of operating cash and $78.1 million reported as a use of investing cash on the cash flow statement.  La-Z-Boy also invested $11.1 million in the business through capital expenditures. Additionally, the company spent $5.7 million on dividends to shareholders and $3.7 million purchasing 0.1 million shares of stock in the open market under its existing authorized share purchase program, leaving 6.3 million shares of purchase availability in the program. La-Z-Boy borrowed $35.0 million under its revolving line of credit in the second quarter of fiscal 2019 to fund a portion of the acquisition payments made during the quarter.

Outlook

Darrow concluded, “As the furniture industry weathers the uncertainty of ongoing tariffs, La-Z-Boy is competitively well positioned with a strong business model powered by a diversified global supply chain and domestic manufacturing footprint.  Additionally, Joybird has the potential to drive meaningful growth for the company with a new channel and different generation of consumers.  We believe La-Z-Boy Incorporated is poised to deliver solid ongoing returns to shareholders over the long term.”

Dividend

Subsequent to quarter end, the board of directors increased the company’s regular quarterly dividend to shareholders by 8% to $0.13 per share.  The dividend will be paid on December 20, 2018, to shareholders of record as of December 10, 2018.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Thursday, November 29, 2018, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.9205; international callers may use 201.689.8054.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #40751. The webcast replay will be available for one year.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of the North American Free Trade Agreement; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2018 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 157 of the 353 La-Z-Boy Furniture Galleries® stores.  Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 353 stand-alone La-Z-Boy Furniture Galleries® stores and 543 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, each of which excludes purchase accounting charges. These purchase accounting charges include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, and fair value adjustments of future cash payments recorded as interest expense. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures excluding purchase accounting charges will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management uses these Non-GAAP measures to assess the Company’s operating and financial performance, and excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of these charges facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.